Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of November 8, 2022 (this “Amendment”), by and among Americas Technology Acquisition Corp. (the “Purchaser”), Jorge E. Marcos (the “Purchaser Representative”), Rally Communitas Corp. (the “Company”), Numaan Akram (the “Seller Representative”), and Americas Technology Acquisition Holdings Inc. (“Pubco”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative, Pubco and the other parties thereto entered into an Agreement and Plan of Merger, dated as of June 1, 2022, as amended pursuant to that certain First Amendment to Agreement and Plan of Merger, dated July 26, 2022 (the “Merger Agreement”);

WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative; and

WHEREAS, the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.           Defined Terms. All uses of the following defined terms throughout the Agreement shall be considered amended and replaced as follows:

a.	All uses of the defined term “Pubco Units” throughout the Agreement shall be deleted each time it appears therein and replaced by inserting in lieu thereof the defined term “Subscription Shares”.

b.	All uses of the defined term “Public CVRs” throughout the Agreement shall be deleted each time it appears therein and replaced by inserting in lieu thereof “CVRs.”

c.	All uses of the defined terms “Contingent Value Rights Agreements” or “CVR Agreements” throughout the Agreement shall be deleted each time either such term appears therein and replaced by inserting in lieu thereof the defined terms “Contingent Value Rights Agreement” or “CVR Agreement,” respectively, as applicable (with each such term having the revised definitions set forth in Section 2 of this Amendment.

2.           Amendment to Definitions. The definitions of the following terms contained within the Agreement shall be struck in their entirety and replaced with the following definitions:

“Contingent Value Rights Agreement” or “CVR Agreements” means, collectively, the Contingent Value Rights Agreements to be entered into prior to or in connection with the Closing, by and among the Seller Representative, Pubco, Sponsor and Continental Stock Transfer & Trust Company (or such other rights agent reasonably acceptable to the Parties), in its capacity as the rights agent, and the other applicable parties thereto, in substantially the form attached hereto as Exhibit C.

“CVR” means a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders thereof to receive, upon the occurrence of certain circumstances set forth the applicable CVR Agreement, on or following the CVR Settlement Date, a contingent payment in the form of shares of Pubco Common Stock (or such other form as is provided for therein), which shall be Escrow Shares distributable from the Escrow Account described in Section 1.19, pursuant and subject to the terms and conditions of the applicable Contingent Value Rights Agreement.

3.           Removed from Agreement. The provision contained in Section 7.1(g)(Net Tangible Asset Test) shall be removed in its entirety from the Agreement and shall be replaced with the text “Reserved” in lieu thereof.

4.           Other Revisions to Agreement. The terms contained in the following sections of the Agreement shall be stricken in their entirety and replaced with the following terms and provisions:

Section 1.19 CVR Escrow. At or prior to the Closing, Pubco, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “CVR Escrow Agent”), shall enter into an CVR Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser (the “CVR Escrow Agreement”), pursuant to which Pubco shall deposit with the CVR Escrow Agent 3,000,000 shares of Pubco Common Stock, of which 2,250,000 shares shall be withheld from the Stockholder Merger Consideration, and 750,000 shares shall be withheld from the shares of Pubco Common Stock issuable to Sponsor pursuant to Section 1.11(b) (or otherwise contributed by the Sponsor to the CVR Escrow Account in accordance herewith)(such shares of Pubco Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “CVR Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (other than regular ordinary dividends) (together with the CVR Escrow Shares, the “CVR Escrow Property”), in a segregated escrow account (the “CVR Escrow Account”) and disbursed in accordance with the terms of the Contingent Value Rights Agreements to the holders of qualifying CVRs, if certain conditions set forth in the CVR Agreements are met as of the CVR Settlement Date (as defined therein) or, if such conditions are not satisfied, to the Rally Stockholders and the Sponsor, in each case in accordance with the CVR Agreements and the CVR Escrow Agreement. With respect to the 2,250,000 Escrow Shares withheld from the Stockholder Merger Consideration, each Company Stockholder shall be deemed to have their Pro Rata Share of such Escrow Shares withheld.

Section 7.1(h). Minimum Cash Condition. Upon the Closing, the Purchaser and Pubco, collectively, shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of each Party’s Expenses (to the extent due and unpaid at Closing), including any Extension Expenses), and the aggregate amount of any Purchaser Transaction Financing (including the Support Subscription Agreement) of at least equal to $20,000,000).

5.           No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

6.           Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

7.           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

8.           Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

The Purchaser:

AMERICAS TECHNOLOGY ACQUISITION CORP.

By:	/s/ Jorge E. Marcos
Name:	Jorge E. Marcos
Title:	Chief Executive Officer

Pubco:

AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.

By:	/s/ Jorge E. Marcos
Name:	Jorge E. Marcos
Title:	Chief Executive Officer

The Purchaser Representative:

JORGE E. MARCOS

/s/ Jorge E. Marcos

The Company:

RALLY COMMUNITAS CORP.

By:	/s/ Numaan Akram
Name:	Numaan Akram
Title:	CEO

The Seller Representative:

NUMAAN AKRAM

/s/ Numaan Akram